Exhibit 99.2

News Release

Contact:	Kirkland’s	SCR Partners
	Mike Madden	Jeff Black: (615) 760-3679
	(615) 872-4898	Tripp Sullivan: (615) 760-1104
IR@Kirklands.com

KIRKLAND’S COMPLETES MANAGEMENT TRANSITION WITH PROMOTION OF MIKE MADDEN TO CEO AND ADAM HOLLAND TO CFO

NASHVILLE, Tenn. (February 5, 2015) — Kirkland’s, Inc. (NASDAQ: KIRK) announced the completion of its management succession plan. Mike Madden, currently President and Chief Operating Officer, will be named President and Chief Executive Officer. Mr. Madden will also join the Company’s board of directors, which will be increased from seven to eight members. Robert Alderson will retire from his role as Chief Executive Officer and will remain on Kirkland’s board. Adam Holland, most recently the Vice President of Finance and Chief Accounting Officer, will be appointed Vice President and Chief Financial Officer. All changes are effective February 8, 2015.

Mr. Madden has been with Kirkland’s since 2000 and has served in a number of critical roles. Prior to his August 2014 promotion to President and Chief Operating Officer, Mr. Madden was Senior Vice President and Chief Financial Officer since 2008, and Vice President and Chief Financial Officer since 2006. From 2000 to 2005, Mr. Madden was Director of Finance.

Wilson Orr, Chairman of the board of directors, said, “The transition we’ve finalized today caps a period of tremendous progress for Kirkland’s and sets our organization on a clear course for profitable growth as we expand our store and e-commerce channels. Our strong momentum to end 2014 - marked by record sales and increased earnings guidance - is a tangible outcome of investments to fortify our technology and deepen our team. None of this would have been possible without Robert’s exemplary leadership, and we’re pleased he will continue to serve on the board.

“As we look to 2015 and beyond, we’re excited about the ability to further harvest our investments and continue accelerated earnings growth. Indeed, we believe we’re still in the early innings of leveraging significant benefits. Mike has been a key architect of our operating strategy, and his deep knowledge of the Kirkland’s culture makes him the right CEO to lead the next phase of growth. Our balance sheet is in great shape, and we believe Adam’s proven experience across core functions will enable him to ensure Kirkland’s remains a disciplined steward of capital for our shareholders.”

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About Kirkland’s, Inc.

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 344 stores in 35 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise. More information can be found at www.kirklands.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 17, 2014. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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